Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 03, 2009, relating to the consolidated financial statements of PlanetOut Inc. for the years ended December 31, 2008 and 2007 and to the inclusion therein of our report dated March 4, 2009 with respect to the financial statements of Here Networks LLC for the years ended December 31, 2007 and 2008.
We also consent to the inclusion therein of our report dated March 27, 2009 with respect to the balance sheet of Regent Entertainment Media, Inc. (Successor company) as of December 31, 2008 and for the statements of operations and cash flows for the period August 13, 2008 to December 31, 2008 (the Successor period) and the combined balance sheet of LPI Media, Inc and SpecPub, Inc (Predecessor company) as of December 31, 2007 and for the combined statements of operations and cash flows for the period from January 1, 2007 through August 12, 2008 (Predecessor company period).
We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ Stonefield Josephson, Inc.
Los Angeles, CA.
April 29, 2009